Exhibit 1A-11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 1-K of our report dated April 15, 2021, relating to the financial statements of Park View OZ REIT, Inc as of December 31, 2020 and for the period of June 19, 2020 (formation) through December 31, 2020.

/s/ Novogradac & Company LLP

Novogradac & Company LLP

Plantation, Florida

April 15, 2021